Exhibit 10.02

                            SUPPORT AGREEMENT BETWEEN
                                LG&E ENERGY CORP.
                                       AND
                            LG&E ENERGY SYSTEMS INC.

This Support Agreement, dated as of December 6, 1995, is between LG&E Energy Corp., a Kentucky corporation ("Energy Corp.") and LG&E Energy Systems Inc., a Kentucky corporation ("LES").

WHEREAS, Energy Corp. is the owner of 100% of the outstanding capital stock of LES;

WHEREAS, LES intends from time to time to make borrowings from Lenders (as hereinafter defined), issue debt securities to Lenders, guarantee loans to its subsidiaries from Lenders and guarantee other obligations of its subsidiaries to Lenders (such borrowings, debt securities and guarantees being hereinafter referred to as "Obligations");

WHEREAS, Energy Corp. and LES desire to take certain actions to enhance and maintain the financial condition of LES as hereinafter set forth in order to enable LES and its subsidiaries to incur indebtedness on more advantageous and reasonable terms; and

WHEREAS, the Lenders will rely upon this Support Agreement ("Agreement") in making loans or extending credit to LES and its subsidiaries.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    "Adjusted Debt" shall mean Debt of Energy Corp. and its Consolidated Subsidiaries minus (or plus in the case of a deficit) Excess Liquidity.

    "Adjusted Net Working Capital" means the excess of the current assets of Energy Corp. and its Consolidated Subsidiaries other than the Utility over the current liabilities of Energy Corp. and its Consolidated Subsidiaries other than the Utility, computed on a consolidated basis in accordance with GAAP except that any Debt otherwise included in such consolidated current liabilities shall be excluded if the same is due within twelve (12) months of its incurrence.

    "Consolidated Subsidiary" means each Subsidiary of Energy Corp. (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated on the financial statements of Energy Corp. in accordance with GAAP.

    "Debt" shall mean with respect to any person (without duplication) (A) all liabilities, obligations and indebtedness of such person (i) for borrowed money, (ii) evidenced by bonds, indentures, notes or similar instruments,
    (iii) to pay the deferred purchase price of property or services, (iv) as lessee under leases that shall have been or should be, in accordance with GAAP recorded as capital leases, (v) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of undrawn letters of credit which are opened to provide for the payment of goods or services purchased in the ordinary course of business), (vi) in respect of equity or debt commitments to the extent reasonably quantifiable, (vii) arising as a result of a default or failure to perform by such person or any of its Subsidiaries or any third party under any guaranty or other contract or agreement (including liabilities for liquidated damages) but only to the extent that any such liabilities or obligations are then due and payable and are not subject to good faith dispute, (viii) under direct guarantees or indemnities in respect of, and to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, or to assure an obligee against failure to make payment in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (i) through
    (vii) above, in each case to the extent reasonably quantifiable, and (ix) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; provided however, that "Debt" shall not include any Nonrecourse Debt.

    "Excess Liquidity" means, for Energy Corp. and its Consolidated Subsidiaries other than the Utility, the lesser of cash and marketable securities (determined in accordance with GAAP but valued at their market value) or Adjusted Net Working Capital.

    "GAAP" means generally accepted accounting principles consistently applied.

    "Nonrecourse Debt" means all liabilities, obligations and indebtedness of any Person of the types described in clauses (i) through (ix) of the definition of "Debt" (such liabilities, obligations and indebtedness being hereinafter referred to as "Obligations"), which Obligations are nonrecourse to such Person (unless such Person is a special-purpose entity) and any Affiliate of such Person, other than with respect to the interest of such Person in the collateral, if any, securing such Obligations.

    "Utility" means Louisville Gas and Electric Company, a Kentucky corporation.

    "Subsidiary" means for Energy Corp., any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of said corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Energy Corp. or one of more Subsidiaries of Energy Corp. or by Energy Corp. and one or more Subsidiaries of Energy Corp.

2. Stock Ownership. While this Agreement remains in effect, Energy Corp. will own, directly or indirectly, all of the capital stock of LES and will obtain the prior written consent of each Lender before selling or transferring any common stock of the Utility that it now owns or may hereafter acquire. Each person, firm, corporation or other entity designated as a Lender pursuant to Section 9 of this Agreement acknowledges and agrees that, in consideration for it being designated as a Lender, it will not (after consideration of those factors that it deems relevant, including the manner in which the proceeds from any such sale or transfer by Energy Corp. of the Utility's common stock are to be used to satisfy Obligations, whether contingent or otherwise, owed to the Lenders) unreasonably withhold its consent to such sale or transfer.

3. Negative Pledge. During the term of this Agreement, Energy Corp. will not create or suffer to exist any lien, security interest or other charge or encumbrance, upon or with respect to any common stock of the Utility from time to time owned by Energy Corp. or any capital stock of LES from time to time owned by Energy Corp.

4. Net Worth. Energy Corp. agrees that it shall cause LES to have at all times a net worth (total assets less liabilities less intangible assets, if any) of $25 million, as determined in accordance with generally accepted accounting principles.

5. Liquidity Provision. If, during the term of this Agreement, LES is unable to make timely payment of interest, principal or premium, if any, or any other obligation on any Obligation owing to any Lender by LES, Energy Corp. promptly shall provide to LES, at its request such funds (in the form of cash or liquid assets in an amount sufficient to permit LES to make timely payment in respect of such Obligation) as equity. Any request for payment pursuant to this Section 5 shall specifically identify the Obligation in respect of which LES is unable to make timely payment and with respect to which LES seeks funds. LES, Energy Corp. and each Lender hereby acknowledge that any funds provided by Energy Corp. pursuant hereto shall be used solely to make payment with respect to such identified Obligation and not for any other purposes. Without limiting any obligations hereunder, in the event that a request is made with respect to two or more identified Obligations and the funds provided by Energy Corp. are not sufficient to pay the amounts owing on each such identified Obligations, the funds provided by Energy Corp. shall be applied pro rata (in proportion to the amounts then due and owing on such Obligations) to such identified Obligations. Each of the parties hereto acknowledges that Energy Corp.'s obligations hereunder do not constitute a guarantee by Energy Corp. of the Obligations of LES. This Agreement shall continue to be effective or be reinstated with respect to any payment of an Obligation which is rescinded or must otherwise be returned upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of LES, all as though such payment had not been made.

6. Capitalization of Energy Corp. Energy Corp. agrees to maintain a ratio of the Adjusted Debt of Energy Corp. and its Consolidated Subsidiaries to the sum of Adjusted Debt of Energy Corp. and its Consolidated Subsidiaries plus capital stock (including capital in excess of par and any other capital surplus) accounts (net of treasury shares) plus (or minus in the case of a deficit) the retained earnings of Energy Corp. and its Consolidated Subsidiaries, all computed in accordance with GAAP, not to exceed 60%.

7. Waivers. Energy Corp. hereby waives any failure or delay on the part of LES or any Lender in asserting or enforcing any of its rights or in making any claims or demands hereunder. LES or any Lender may at any time, without Energy Corp.'s consent, without notice to Energy Corp. and without affecting or impairing LES's or such Lender's rights, or impairing Energy Corp.'s obligations, hereunder, do any of the following with respect to any Obligation: (a) make changes, modifications, amendments or alternations, by operation of law or otherwise, including without limitation, any increase in the principal amount of such Obligation or the rate of interest payable thereon or any change in the method of calculating the rate of interest payable thereon, (b) grant renewals and extensions and extensions of time, for payment or otherwise,
      (c) accept new or additional documents, instruments or agreements relating to or in substitution of said Obligation, or (d) otherwise handle the enforcement of their respective rights and remedies in accordance with their business judgment.

8. Suspensions; Amendment. The Agreement may be amended or terminated at any time by written amendment or agreement signed by both parties; provided, however, that except as set forth in the next succeeding sentence, (i) no amendment to this Agreement which adversely affects the rights of LES or any Lender shall be effective as to any Lender until the earlier to occur of (x) all Obligations owing to any Lender by LES on the date of such amendment shall be discharged, (y) such Lender shall consent in writing to such amendment or (z) in the event that such Lender is bound with one or more other Lenders by an instrument, agreement or other document pursuant to which the Obligation was issued, the requisite consent of the Lenders to an amendment to this Agreement set forth in such instrument, agreement or other document is obtained or such amendment shall have been consented to by the requisite Lenders in respect of such Obligation as shall be authorized pursuant to such instrument, agreement or other document to authorize a similar amendment in respect of such Obligation and (ii) no termination of this Agreement shall be effective as to LES or any Lender until such time as all Obligations owing to such Lender by LES on the date of such termination shall have been discharged in full unless such Lender shall consent in writing to the contrary. Notwithstanding the foregoing, and at the election of Energy Corp., in the event that the LES shall maintain a long-term debt rating (public or private) of not less than "A-" from Standard & Poor's Ratings Service, a division of McGraw-Hill, Inc. or its successor ("S&P") or a long-term debt rating of not less than "A3" from Moody's Investor Service or its successor ("Moody's") for twelve (12) consecutive months, then Energy Corp.'s obligations under this Agreement shall be suspended and shall be of no force or effect as to the parties hereto and as to all Lenders for so long as such rating of not less than "A-" or "A3" is maintained.

9. Rights of Lenders. LES hereby assigns and pledges to Lenders for the ratable benefit of each Lender, LES's rights under Sections 2, 3, 4, 5 and 6 of this Agreement, and, if LES fails or refuses to take timely action to enforce its rights under Sections 2, 3, 4, 5 and 6 of this Agreement, any Lender may enforce such rights on behalf of LES directly against Energy Corp. Energy Corp. hereby consents to such assignment and pledge and enforcement by the Lenders. The term "Lender" as used in this Agreement shall mean any person, firm, corporation or other entity (i) to which LES is indebted for money borrowed or to which LES otherwise owes any Obligations or which is acting as trustee or authorized representative on behalf of such person, firm, corporation or other entity and (ii) which Energy Corp. has expressly designated in writing to LES and to such Lender as being a Lender for purposes of this Agreement and entitled to the rights and privileges hereof. Any designation of any person, firm, corporation or other entity as a Lender for purposes of this Agreement may provide that such person, firm, corporation or other entity shall be a Lender only as to a specific, identified Obligation owing to such person, firm, corporation or other entity by LES or that such person, firm, corporation or other entity shall be a Lender as to all Obligations at any time owing to such Lender by LES. LES and Energy Corp. agree, for the benefit of Lenders, to execute and deliver all further instruments and documents, and take all further action that Lenders may reasonably request in order to perfect and protect any security interest purported to be granted hereby.

10. Notices. Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement shall be in writing, shall be given or made by United States first class mail, telex, facsimile transmission or hand delivery addressed as follows:

      If to Energy Corp.:        LG&E Energy Corp.
                                 220 W. Main Street (P.O. Box 32030)
                                 Louisville, Kentucky 40232
                                 Attention:  Treasurer

      If to LES:                 LG&E Energy Systems Inc.
                                 220 W. Main Street (P.O. Box 32030)
                                 Louisville, Kentucky 40232
                                 Attention:  Treasurer

11. Successors. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and is also intended for the benefit of the Lenders, and, notwithstanding that such Lenders are not parties hereto, each Lender shall be entitled to the full benefits of this Agreement and to enforce the covenants and agreements contained herein as set forth in Section 9. This Agreement is not intended for the benefit of any person other than Lenders, and shall not confer or be deemed to confer upon any such person any benefits, rights or remedies hereunder.

12. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Kentucky.


                                 LG&E ENERGY CORP.

                                 ____________________________
                                 Charles A. Markel III
                                 Title:  Treasurer

                                 LG&E ENERGY SYSTEMS INC.

                                 ____________________________
                                 Charles A. Markel III
                                 Title:  Treasurer